Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post Effective Amendment No. 9 to the Registration Statement on Form S-1 for Morgan Stanley Spectrum Currency L.P., Post Effective Amendment No. 11 to the Registration Statement on Form S-1 for Morgan Stanley Spectrum Global Balanced L.P., Post Effective Amendment No. 9 to the Registration Statement on Form S-1 for Morgan Stanley Spectrum Select L.P., Post Effective Amendment No. 9 to the Registration Statement on Form S-1 for Morgan Stanley Spectrum Strategic L.P., and Post Effective Amendment No. 9 to the Registration Statement on Form S-1 for Morgan Stanley Spectrum Technical L.P. of our report dated March 20, 2008, relating to the statements of financial condition, including the schedules of investments, as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ capital, and cash flows for each of the three years in the period ended December 31, 2007 for Morgan Stanley Spectrum Currency L.P., Morgan Stanley Spectrum Global Balanced L.P., Morgan Stanley Spectrum Select L.P., Morgan Stanley Spectrum Strategic L.P., and Morgan Stanley Spectrum Technical L.P. appearing in the supplement to the prospectus dated May 1, 2008, which is a part of each Post Effective Amendment referenced above.

We also consent to the use of our report dated March 20, 2008 relating to the statements of financial condition of Demeter Management Corporation as of November 30, 2007 and 2006, appearing in the supplement to the prospectus dated May 1, 2008, which is part of each Post Effective Amendment referenced above.

We also consent to the reference to us under the heading “Experts” in the supplement to the prospectus dated May 1, 2008, appearing in each Post Effective Amendment referenced above.

Deloitte & Touche LLP
New York, New York
August 29, 2008